Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230

Karen May
Director, Public Relations
(630) 410‑5457

ULTA BEAUTY ANNOUNCES FIRST QUARTER FISCAL 2018 RESULTS

Net Sales Increased 17.4%

Comparable Sales Increased 8.1%

Diluted EPS Increased 31.7% to $2.70

Company Raises Guidance for Diluted EPS for Fiscal Year 2018

Bolingbrook, IL – May 31, 2018 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the first quarter ended May 5, 2018.

“Our first quarter results represent a solid start to 2018, with better than expected sales and earnings growth,” said Mary Dillon, chief executive officer. “This performance reflects our highly differentiated business model that continues to drive healthy retail comparable store sales, excellent new store productivity, and continued strength of our e-commerce business.”

Recent Accounting Pronouncement – Revenue Recognition

On February 4, 2018, the Company adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606).  The Company adopted the new revenue standard using the modified retrospective transition method applied to all contracts with the cumulative effect recorded to the opening balance of retaining earnings as of the date of adoption. The comparative information has not been restated and continues to be reported under accounting standards in effect for those periods.

The adoption of the new revenue standard increased revenue by $14.1 million in the first quarter of fiscal 2018. This is due to income from our credit card program and gift card breakage now being included in net sales, as well as e-commerce revenue now being recognized upon shipment, versus the previous accounting treatment that was based on delivery of merchandise to the guest. These items are partly offset by the value of points earned in our loyalty program now reducing net sales. Gross profit margin increased by 50 basis points while selling, general and administrative expenses deleveraged by 70 basis points, resulting in a net impact to operating profit margin of 20 basis points. Additional information about the impact of the adoption of ASC 606 can be found in our quarterly report on Form 10-Q that will be filed on June 1, 2018 and available at http://ir.ultabeauty.com.

For the First Quarter of Fiscal 2018

•	Net sales increased 17.4% to $1,543.7 million compared to $1,314.9 million in the first quarter of fiscal 2017;
•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 8.1% compared to an increase of 14.3% in the first quarter of fiscal 2017. The 8.1% comparable sales increase was driven by 5.1% transaction growth and 3.0% growth in average ticket;

•	Retail comparable sales increased 4.7%, including salon comparable sales growth of 3.2%;
•	E-commerce sales increased 48.0% to $154.4 million from $104.3 million in the first quarter of fiscal 2017, representing 340 basis points of the total company comparable sales increase of 8.1%;
•	Salon sales increased 10.1% to $75.7 million compared to $68.7 million in the first quarter of fiscal 2017;
•

Gross profit as a percentage of net sales increased 10 basis points to 36.3% compared to 36.2% in the first quarter of fiscal 2017, due to the impact of new revenue recognition accounting and leverage in fixed store costs, partially offset by category and channel mix shifts and investments in our salon services and supply chain operations;

•

Selling, general and administrative expenses as a percentage of net sales increased 80 basis points to 22.4%, compared to 21.6% in the first quarter of fiscal 2017, due to the impact of new revenue recognition accounting and deleverage of investments in store labor to support growth initiatives, partially offset by leverage in corporate overhead and marketing expenses;

•

Pre-opening expenses increased to $5.2 million compared to $4.2 million in the first quarter of fiscal 2017. Real estate activity in the first quarter of fiscal 2018 included 34 new stores and two remodels, compared to 18 new stores,  one remodel, and two relocations in the first quarter of fiscal 2017;

•	Operating income increased 11.4% to $209.8 million, or 13.6% of net sales, compared to $188.4 million, or 14.3% of net sales, in the first quarter of fiscal 2017;
•	Tax rate decreased to 22.1% compared to 32.1% in the first quarter of fiscal 2017. The decrease was primarily due to tax reform;
•	Net income increased 28.2% to $164.4 million compared to $128.2 million in the first quarter of fiscal 2017; and

•

Earnings per diluted share increased 31.7% to $2.70, including a benefit of $0.07 due to income tax accounting for share-based compensation, compared to $2.05 in the first quarter of fiscal 2017, which included a $0.14 benefit due to income tax accounting for share-based compensation.

Balance Sheet

Merchandise inventories at the end of the first quarter of fiscal 2018 totaled $1,136.8 million compared to $1,048.4 million at the end of the first quarter of fiscal 2017, representing an increase of $88.4 million. The increase in total inventory was driven by 117 net new stores since April 29, 2017. Average inventory per store decreased 3.0% compared to the first quarter of fiscal 2017.

The Company ended the first quarter of fiscal 2018 with $469.1 million in cash and short-term investments.

Share Repurchase Program

During the first quarter of fiscal 2018, the Company repurchased 618,551 shares of its stock at a cost of $133.1 million. As of May 5, 2018,  $529.2 million remained available under the $625.0 million share repurchase program announced in March 2018.

Store Expansion

During the first quarter of fiscal 2018, the Company opened 34 stores located in Arlington, VA; Baton Rouge, LA; Bend, OR; Bound Brook, NJ; Greece, NY; Highland Park, IL; Hiram, GA; Hyattsville, MD; Kalamazoo, MI; Kemah, TX; Lacey, WA; Lancaster, PA; Latham, NY; Lexington, SC; Lincoln, CA; Long Beach, CA; Nashville, TN; New Bern, CA; Oldsmar, FL; Orchard Park, NY; Pace, FL; Palm Springs, CA; Pembroke Pines, FL; Philadelphia, PA; Poplar Bluff, MO; Pottstown, PA; Prosper, TX; Riverhead, NY; Santa Maria, CA; Sequim, WA; Titusville, FL; West Des Moines, IA; Westport, CT and Woodland, CA. In addition, the Company closed one store. The Company ended the first quarter of fiscal 2018 with 1,107 stores and square footage of 11,645,795, representing an 11.6% increase in square footage compared to the first quarter of fiscal 2017.

Outlook

For the second quarter of fiscal 2018, the Company expects net sales in the range of $1,475 million to $1,488 million, compared to actual net sales of $1,289.9 million in the second quarter of fiscal 2017. Comparable sales for the second quarter of fiscal 2018, including e-commerce sales, are expected to increase 6% to 7%. The Company reported a comparable sales increase of 11.7% in the second quarter of fiscal 2017.

Earnings per diluted share for the second quarter of fiscal 2018 is estimated to be in the range of $2.35 to $2.40. This compares to earnings per diluted share for the second quarter of fiscal 2017 of $1.83.

The Company is raising its previously announced 2018 guidance for earnings per share.  For fiscal 2018, the Company plans to:

•	increase total sales in the low teens percentage range;
•	achieve comparable sales growth of approximately 6% to 8%, including the impact of e-commerce;
•	grow e-commerce sales in the 40% range;
•	open approximately 100 new stores and execute 15 remodel or relocation projects;
•	deleverage operating profit margin rate in the range of 50 to 70 basis points;
•

deliver GAAP earnings per share growth in the low twenties percentage range, compared to previous guidance of approximately 20%, including the impact of approximately $500 million in share repurchases and assuming a 24% effective tax rate; and

•	incur capital expenditures of $375 million in fiscal 2018, compared to fiscal 2017 capital expenditures of $441 million.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss first quarter of fiscal 2018 results is scheduled for today, May 31, 2018, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time.  Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com.  A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on June 14, 2018 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13679659.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services.  Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty. All in One Place.™  The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label.  Ulta Beauty also offers a full-service salon in every store featuring hair, skin, and brow services.  Ulta Beauty is recognized for its commitment to personalized service, fun, and inviting stores and its industry-leading Ultamate Rewards loyalty program.  As of May 5, 2018, Ulta Beauty operates 1,107 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials, and social content.  For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance.  You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words.  Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved.  Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; natural disasters that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 3, 2018, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q.  Our filings with the SEC are available at www.sec.gov.  Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	May 5,		April 29,
	2018		2017
	(Unaudited)		(Unaudited)
Net sales	$1,543,667	100.0%	$1,314,879	100.0%
Cost of sales	982,954	63.7%	838,871	63.8%
Gross profit	560,713	36.3%	476,008	36.2%

Selling, general and administrative expenses	345,624	22.4%	283,445	21.6%
Pre-opening expenses	5,247	0.3%	4,158	0.3%
Operating income	209,842	13.6%	188,405	14.3%
Interest income, net	(1,325)	0.1%	(338)	0.0%
Income before income taxes	211,167	13.7%	188,743	14.3%
Income tax expense	46,771	3.0%	60,520	4.6%
Net income	$164,396	10.6%	$128,223	9.8%

Net income per common share:
Basic	$2.71		$2.06
Diluted	$2.70		$2.05

Weighted average common shares outstanding:
Basic	60,610		62,101
Diluted	60,909		62,594

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 5,	February 3,	April 29,
	2018	2018	2017
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$231,886	$277,445	$321,725
Short-term investments	237,193	120,000	150,000
Receivables, net	100,274	99,719	62,936
Merchandise inventories, net	1,136,816	1,096,424	1,048,431
Prepaid expenses and other current assets	96,530	98,666	89,880
Prepaid income taxes	—	1,489	—
Total current assets	1,802,699	1,693,743	1,672,972

Property and equipment, net	1,190,969	1,189,453	1,020,853
Deferred compensation plan assets	18,494	16,827	13,776
Other long-term assets	10,087	8,664	—
Total assets	$3,022,249	$2,908,687	$2,707,601

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$372,664	$325,758	$319,352
Accrued liabilities	320,423	302,307	210,379
Accrued income taxes	52,005	14,101	54,521
Total current liabilities	745,092	642,166	584,252

Deferred rent	414,219	407,916	372,478
Deferred income taxes	50,561	59,403	86,766
Other long-term liabilities	28,944	24,985	22,448
Total liabilities	1,238,816	1,134,470	1,065,944

Commitments and contingencies

Total stockholders’ equity	1,783,433	1,774,217	1,641,657
Total liabilities and stockholders’ equity	$3,022,249	$2,908,687	$2,707,601

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 5,	April 29,
	2018	2017
	(Unaudited)	(Unaudited)
Operating activities
Net income	$164,396	$128,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,789	62,476
Deferred income taxes	1,473	268
Non-cash stock compensation charges	6,170	5,491
Loss on disposal of property and equipment	798	1,637
Change in operating assets and liabilities:
Receivables	(555)	25,695
Merchandise inventories	(40,392)	(104,456)
Prepaid expenses and other current assets	2,136	(1,259)
Income taxes	39,393	45,550
Accounts payable	46,906	59,834
Accrued liabilities	(18,810)	(54,329)
Deferred rent	6,303	6,287
Other assets and liabilities	656	327
Net cash provided by operating activities	277,263	175,744

Investing activities
Purchases of short-term investments	(237,193)	(120,000)
Proceeds from short-term investments	120,000	—
Purchases of property and equipment	(74,259)	(76,754)
Net cash used in investing activities	(191,452)	(196,754)

Financing activities
Repurchase of common shares	(133,051)	(51,597)
Stock options exercised	6,512	11,831
Purchase of treasury shares	(4,831)	(2,509)
Net cash used in financing activities	(131,370)	(42,275)

Net decrease in cash and cash equivalents	(45,559)	(63,285)
Cash and cash equivalents at beginning of period	277,445	385,010
Cash and cash equivalents at end of period	$231,886	$321,725

Exhibit 4

2018 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2018	quarter	quarter	quarter	end of the quarter
1st Quarter	1,074	34	1	1,107

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2018	the quarter	quarter	during the quarter	quarter
1st Quarter	11,300,920	355,482	10,607	11,645,795

Exhibit 5

Ulta Beauty, Inc.

Pro-forma Effect of ASC 606

(In thousands)

(Unaudited)

The Company adopted ASC 606 and the related amendments as of February 4, 2018 using the modified retrospective transition method applied to all contracts. The comparative information has not been restated and continues to be reported under accounting standards in effect for those periods.  The following table presents selected as-reported financial results and the pro-forma effect of ASC 606 as if the recognition and presentation guidance in the accounting standard had been applied in fiscal 2017. The fiscal 2017 pro-forma financial information included in the table below is presented for information purposes only.

	Fiscal Year Ended February 3, 2018
(Dollars in thousands)	As Reported	% of Sales	ASC 606 Adjustments	Balances with Adoption of ASC 606	% of Sales
Consolidated Statement of Income:
Net sales	$5,884,506	100.0%	$31,197	$5,915,703	100.0%
Cost of sales	3,787,697	64.4%	(5,746)	3,781,951	63.9%
Gross profit	2,096,809	35.6%	36,944	2,133,753	36.1%
Selling, general and administrative expenses	1,287,232	21.9%	40,730	1,327,962	22.4%
Operating income	785,291	13.3%	(3,786)	781,505	13.2%
Income tax expense	231,625	3.9%	(1,707)	229,918	3.9%
Net income	555,234	9.4%	(2,079)	553,155	9.4%